  Exhibit 99.1

FOR IMMEDIATE RELEASE – August 13, 2013	Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces June 30, 2013 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP), a bank holding company headquartered in Durham, NC, today reported second quarter 2013 results with highlights as follows:

•	M&F Bank, the subsidiary of M&F Bancorp, Inc., continued to maintain “Well Capitalized” status, the highest regulatory capital measure. Capital ratios at June 30 2013 for M&F Bank were 11.93% for Tier 1 leverage, 16.77% for Tier 1 risk-based, and 18.02% for total risk based.
•	Past due loans decreased from $10,462 thousand at December 31, 2012 to $7,540 thousand at June 30, 2013.
•	Net income was $3 thousand for the six months ended June 30, 2013 compared to $326 thousand for the six months ended June 30, 2012. Net loss was $7 thousand for the three months ended June 30, 2013 compared to net income of $183 thousand for the three months ended June 30, 2012.
•	Net loss available to common shareholders was $115 thousand for the six months ended June 30, 2013 compared to net income available to common stockholders of $207 thousand for the six months ended June 30, 2012. Net loss available to common shareholders was $66 thousand for the three months ended June 30, 2013 compared to net income available to common stockholders of $124 thousand for the three months ended June 30, 2012.
•	Diluted net loss per common share was $0.06 for the six months ended June 30, 2013 compared to net income per common share of $0.10 for the six months ended June 30, 2012. Diluted net loss per common share was $0.03 for the three months ended June 30, 2013 compared to net income per common share of $0.06 for the three months ended June 30, 2012.
•	Net interest margin, computed on a fully tax equivalent basis, improved 9 basis points to 3.92% for the three months ended June 30, 2013 over the same period in 2012, and remained unchanged at 3.76% for the six months ended June 30, 2013 and 2012.
•	Non-interest expense increased primarily as a result of other real estate owned expenses, which increased from $149 thousand for the six months ended June 30, 2012 to $253 thousand for the six months ended June 30, 2013. For the three months ended June 30, 2013 and 2012, other real estate owned expenses totaled $218 thousand and $48 thousand, respectively.

“We are continuing to experience significant pressure on our existing loan portfolio due to a challenging loan environment and competition. We continue to lend to qualified borrowers throughout our markets in the Piedmont-Triad region, Charlotte, Durham, and Raleigh, and our loan pipeline is showing signs of improvement. We also continue to work with borrowers, who have experienced financial challenges from the severe and prolonged economic downturn, and are beginning to experience the benefits of our labor as shown in our non-accrual loans, which decreased from $10,410 thousand at June 30, 2012 to $7,343 thousand June 30, 2013,” stated Kim D. Saunders, President and CEO. “We are continuing our focus on reducing non-performing and classified assets in 2013 to further strengthen our bank and improve our operating results,” said Saunders.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.